Exhibit 7

                                         AFFIDAVIT


STATE OF NEW YORK     )
                      ) SS.
COUNTY OF NEW YORK    )


     Mission Partners, L.P., on behalf of itself and its affiliates ("Mission"), hereby certifies as follows:

            (i) Mission will use the Stocklist Materials, as defined in that certain letter from Mission to Syntellect Inc. (the "Company") dated April 4, 2002, solely for the purpose of soliciting proxies from security holders of the Company to be used in connection with the Company 2002 Annual Meeting of Stockholders and for all other purposes incidental thereto and in furtherance thereof (the "Mission Solicitation");

            (ii) Mission will not disclose any information contained in the Stocklist Materials to any person other than an employee or agent to the extent necessary to effectuate the Mission Solicitation;

           (iii) Mission will return to the Company all information provided by the Company promptly following lection of directors and close of the Company's 2002 Annual Meeting; and

            (iv) Mission will prepay or promptly repay the Company's reasonable estimated costs for obtaining and furnishing the Stocklist Information and any reasonable additional costs to be incurred by the Company in connection therewith from time to time.

Dated this 15th day of April 2002.


                                                MISSION PARTNERS, L.P.



                                                /s/ Geoff Nixon
                                                -----------------
                                                Geoff Nixon
                                                General Partner
Subscribed and sworn to before
me this 15th day of April 2002.


/s/ Marian J. Abbatepaolo
--------------------------------
Notary Public

Marian J. Abbatepaolo
Notary Public,State of NEw York
No. 01AB4807522
Qualified in Westchester County
Certified Filed in New York County
Commission Expires November 30, 2002